Exhibit 21.1

Principal Subsidiaries and Consolidated Variable Interest Entities of the Registrant

Subsidiaries	Place of Incorporation
Ximalaya (BVI) Limited	British Virgin Islands
Ximalaya (Hong Kong) Limited	Hong Kong
Xizhang (Shanghai) Internet Technology Co., Ltd.	PRC
Ximao (Shanghai) Internet Technology Co., Ltd.	PRC
Xida (Shanghai) Internet Technology Limited	PRC
Beijing Haiqu Technology Limited	PRC
Shanghai Xiri Electronic Technology Limited	PRC
Wonder Education Tech Limited	Cayman Islands
Wonder Education Tech (Hong Kong) Holdings Limited	Hong Kong
Qizhi (Shanghai) Network Technology Co., Ltd.	PRC

Consolidated Variable Interest Entities	Place of Incorporation
Shanghai Ximalaya Technology Co., Ltd.	PRC
Shenzhen Tianbo Internet Media Limited	PRC
Shanghai Wonder Education Co., Ltd.	PRC

Subsidiaries of Consolidated Variable Interest Entities	Place of Incorporation
Beijing Xihe Electronic Limited	PRC
Shanghai Xiangting Culture Propagation Limited	PRC
Tianjin Tianxi Zhongda Culture Development Limited	PRC
Xi’an Ximalaya Internet Technology Limited	PRC
Xiamen Ximalaya Information Technology Limited	PRC